The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Securities Code: 7594)
July 1, 2021
To shareholders
2-2-5 Minamishinmachi Chuo-ku, Osaka, Japan
MARUKA CORPORATION
Kunihiko Iida President & CEO

CONVOCATION NOTICE OF

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Please be notified that the Extraordinary General Meeting of Shareholders of Maruka Corporation (“Company”) will be held as described below.

You may exercise your voting rights in writing or via the Internet, instead of attending the meeting on the day. Please review the Reference Materials for the General Meeting of Shareholders attached hereto and the Guidance on the Exercise of Voting Rights provided below, and exercise your voting rights no later than 5:30 p.m. on Thursday, July 15, 2021 (JST).

1.	Date and time	Friday, July 16, 2021 at 10:00 a.m. (JST)
2.	Place	Banquet Hall “SYUN”, 2F, CITIPLAZA OSAKA 2-31, Honmachibashi, Chuo-ku, Osaka
3.	Agenda
Matter to be resolved:
	Proposal	Approval of Share Transfer Plan

●	If you plan to attend the meeting on the day, please submit the enclosed Voting Right Exercise Form at the reception. Also, please kindly bring this convocation notice with you, to be environmentally friendly.
●	Any change to the Reference Materials for the General Meeting of Shareholders will be announced by posting the revised items on the Company website (http://www.maruka.co.jp/ir/soukai).
●	Pursuant to laws and regulations and the Articles of Incorporation of the Company, the financial statements of Furusato Industries, Ltd., the other wholly owned subsidiary company in the share transfer pertaining to the proposal, for the fiscal year ended March 2021 are posted on the Company website (http://www.maruka.co.jp/ir/soukai) and are not included in the attached documents.

Guidance on the Exercise of Voting Rights

You may exercise your voting rights in writing, either by mailing or voting via the Internet.

If you plan to attend the meeting on the day, it is not necessary to exercise your voting rights by mailing Voting Right Exercise Form or via the Internet.

There are three methods to exercise your voting rights:

1	Via the Internet

https://evote.tr.mufg.jp/	Please refer to following pages for details N.B. If you exercise your voting rights more than once via the Internet, the last vote will be considered valid.
Deadline
Must be completed by 5:30 p.m.
Thursday, July 15, 2021

2	In writing, to be sent by mail

Please indicate your approval or disapproval of the proposal on the Voting Right Exercise Form and send it by mail.
Deadline
Must be completed by 5:30 p.m.
Thursday, July 15, 2021

3	Attending the meeting on the day

Please submit the Voting Right Exercise Form at the reception.
Meeting Date and Time
10:00 a.m.
Friday, July 16, 2021

Guide to Exercising Voting Rights via the Internet

If you plan to exercise your voting rights via the Internet, please carefully review the following information.

If you plan to attend the meeting on the day, it is not necessary to exercise your voting rights in writing (by mail) or via the Internet.

1.	Website for Exercising Voting Rights
(1)	You may exercise your voting rights via the Internet only by accessing the website for exercising voting rights as specified by the Company (https://evote.tr.mufg.jp/) using a personal computer, smartphone or cell phone. However, please beware that the URL provided above is not accessible from 2:00 a.m. to 5:00 a.m. daily.
(2)	Please note that you may not be able to exercise your voting rights via your personal computer or smartphone depending on your network environment, such as the use of a firewall for Internet connection, installation of an antivirus software, the use of a proxy server, or unavailability of TLS encrypted communication.
(3)	For security reasons, the exercise of voting rights with a cell phone is not available with devices that are not capable of TLS encrypted communication or mobile phone data transmission.
(4)	The exercise of voting rights via the Internet must be completed by 5:30 p.m. on Thursday, July 15, 2021 (JST). Your prompt voting will be appreciated, and please contact the helpdesk with any inquiry.

2.	Method for Exercising Voting Rights via the Internet
(1)	On the website for exercising voting rights (https://evote.tr.mufg.jp/), please enter your approval or disapproval of the proposal, using the Login ID and Tentative Password provided in the Voting Right Exercise Form and by following the instructions on the screen.
(2)	Please note that you will be asked to change the Tentative Password on the website for exercising voting rights to prevent unauthorized access (e.g., identify theft) and falsification of voting by non-shareholders.
(3)	A new Login ID and Tentative Password will be provided each time a General Meeting of Shareholders is convened.

3.	Handling of Voting Rights Exercised More Than Once
(1)	If you exercise your voting rights both in writing and via the Internet, the vote submitted via the Internet will be considered valid.
(2)	If you exercise your voting rights more than once via the Internet, the last vote will be considered valid. Also, if you exercise your voting rights more than once using a personal computer, smartphone or cell phone, the last vote will be considered valid.

4.	Costs Arising from Access to the Website for Exercising Voting Rights

Each shareholder will be responsible for any Internet access fees or communication charges arising from access to the website for exercising voting rights. Also, any packet communication and other fees required for using mobile phones, etc., will be the responsibility of each shareholder.

For system related inquiries, please contact:
Corporate Agency Division (Helpdesk) Mitsubishi UFJ Trust and Banking Corporation
Tel: 0120-173-027 (Toll free within Japan) Hours: 9:00 a.m. to 9:00 p.m.

Reference Materials for the General Meeting of Shareholders

Proposal and Reference Information

Proposal:	Approval of Share Transfer Plan

The Company and Furusato Industries, Ltd. (“Furusato”) have reached an agreement to establish MARUKA FURUSATO Corporation, which will be the wholly owning parent company of both companies (“Joint Holding Company”), through a joint share transfer (“Share Transfer”) on October 1, 2021 (“Effective Date”). Pursuant to the resolutions of the board of directors’ meetings of each company respectively held on May 7, 2021, the Company and Furusato have entered into an agreement to integrate the management of both companies (“Integration”) as of the same date (“Integration Agreement”), and prepared a share transfer plan regarding the Share Transfer (“Share Transfer Plan”).

Accordingly, the Company requests the approval of the Share Transfer Plan.

The reason for the Share Transfer, the details of the Share Transfer Plan, and other matters related to this proposal are as described below.

1. Reason for the Share Transfer

The Company was established in 1946 as a trading company that engages in domestic sales and the import and export of paper, woolen textiles, bicycles, bearings, tools, and other goods. Since then, the Company has operated a wide range of businesses in Japan and overseas as a trading company specializing in industrial and construction machinery. With respect to the Industrial Machinery Division, the Company sells machine tools, forming machinery, injection molding machinery and other machinery directly to its customers in Japan and overseas. In particular, through the global network of 23 offices located in major cities worldwide through local subsidiaries in North America, Asia and China, the Company actively engages in business activities such as sales to and maintenance for local companies and Japanese companies, as well as providing support to Japanese companies in their global expansion. With respect to the Construction Machinery Division, with the aim to expand business areas and to enhance profitability, the Company acquired Japan Rental Co., Ltd., in 2003, which operates a construction machinery rental business and undertakes contracting work at height, and currenly sells and rents out aerial work platforms, cranes and other vehicles.

The Company has strived to be a company that meets the expectations of society through its guiding philosophy “Sincerity is Everything in Life”, its mottoes “Sincere Service” and “Unique Solutions” and its mission “Customer Satisfaction”. As a trading company specializing in machinery that will continue to contribute to the manufacturing of products for the world based on this management spirit, the Company aims to further strengthen its sales of industrial and construction machinery as well as expanding the business of peripheral categories, such as parts and consumable goods, increasing its earning power by strengthening its engineering capability through the incorporation of manufacturer functions into group companies, investing more management resources in overseas markets, expanding into growing areas such as food machinery and EV through M&A, and strengthening management practices by improving profitability.

On the other hand, Furusato has been engaged in the manufacture, purchase and sale of steel frame building supplies since its establishment in 1959. Amid an increase in market share in a relatively small market and market contraction in a period of slow growth, in 2000, Furusato acquired G-Net Corporation, a machine and industrial tool wholesaler, in order to ensure its growth by expanding its business areas, and commenced the sales of machines and industrial tools to the domestic manufacturing industry. In 2007, it acquired Gifu Shoji, Co., Ltd. in order to further develop the machine and industrial tool business and build its own strength. Moreover, intending to develop the minor security business as a core business of Furusato group, it acquired Security Design, Inc. in 2016, and has been expanding the business in the crime prevention and surveillance market.

Furusato group expresses its ideal through the group philosophy, OUR VISION “Hope for a sustainable society; Responsible for the continuing growth of the Group; and Employees work energetically,” and what its employees should do in OUR MISSION “Creating value for many people with our unique ideas results in meaningful activities for us.” In accordance with this group philosophy, it has set out the group’s basic policy “Promoting value-based management with unique ideas.” Based on the principle of business portfolio management (*1), Furusato group aims to enhance competitiveness in each of the different business areas, secure a revenue base by pursuing customer satisfaction, create a new business through synergies between businesses, re-challenge overseas business fields, acquire volumes and functions through M&A and alliances and increase corporate value through the promotion of capital cost management.

As described above, both companies have been considering alliances, including an integration, in order to address challenges in their respective business areas, achieve expansion of operation results, enhance corporate value and accelerate further growth and development. The companies have come to realize that they will be able to overcome their respective challenges and create even greater synergies by using the strengths of both companies under the platform strategy (*2) for creating optimal value.

Under these circumstances, both companies have been engaged in broad discussions for the purpose of maximizing their corporate value since around September 2019. In the course of considering various solutions to its business challenges, Furusato made contact with business consultants and financial institutions, and after considering and discussing measures, including alliances with companies that are in the same business environment and are likely to be facing similar business challenges, Furusato considered the Company as a candidate for an alliance partner that would enable to achieve significant synergies and enhance corporate value early. Triggered by the proposal of integration made by Furusato to the Company in June 2020, both companies have commenced full-fledged discussions. Since the Company has also been considering measures to address its business challenges as mentioned above, upon receiving the proposal for management integration from Furusato, the Company proceeded to consider the resolution of business challenges and the enhancement of corporate value through the proposal. Through these discussions, the companies have confirmed that they can complement their challenges and strengths, and have reached a common understanding that establishing a presence together as an engineering trading company is the best way to maximize their corporate value. As a result, the Company and Furusato have decided to establish a joint holding company to integrate their management based on an equal footing.

*1 Business portfolio management: Business approach that diversifies risks and secures profitability, stability and growth potential of the entire corporate group by operating multiple businesses with different business models and economic sensitivities. The current life cycle of each business is identified and management capital is distributed to areas with higher growth potential. Also, by withdrawing the businesses that have lost a competitive advantage, a viable business portfolio is constructed.

*2 Platform strategy: A strategy that defines a mechanism for providing optimal value to users in each business as a platform, and continues to seek the perfect form of the required platform by complementing the lacking pieces (function and scale) in each business area.

2. Details of the Share Transfer Plan

The details of the Share Transfer Plan is as described in the Share Transfer Plan (copy) below.

Share Transfer Plan (copy)

Furusato Industries, Ltd. (“Furusato”) and Maruka Corporation (“Maruka”) have agreed to conduct a share transfer by means of a joint share transfer and have jointly prepared the Share Transfer Plan (the “Plan”) as follows:

Article 1 (Share Transfer)

Pursuant to the terms and conditions of the Plan, Furusato and Maruka shall conduct a joint share transfer to cause all issued shares of Furusato and Maruka to be acquired by a wholly owning parent company (the “New Company”) that is to be newly incorporated on the New Company Incorporation Date (as defined in Article 6; the same shall apply hereinafter) (the “Share Transfer”).

Article 2 (New Company’s Purpose, Trade Name, Head Office Location, Total Number of Authorized Shares, and Other Matters to be Prescribed in the Articles of Incorporation )

1. The purpose, trade name, location of the head office and total number of authorized shares of the New Company shall be as follows:

(1) Purpose

The purpose of the New Company shall be as stated in Article 2 of the Articles of Incorporation set forth in the Appendix.

(2) Trade name

The trade name of the New Company shall be “FURUSATO MARUKA Holdings Kabushiki Kaisha” in Japanese and “MARUKA FURUSATO Corporation” in English.

(3) Location of the head office

The location of the head office of the New Company shall be located in Osaka, and the place of the head office shall be located at 1-2-10 Minami-shinmachi, Chuo-ku, Osaka.

(4) Total number of authorized shares

The total number of authorized shares of the New Company shall be 100 million shares.

2. In addition to what is listed in the preceding paragraph, other matters to be prescribed in the Articles of Incorporation of the New Company shall be as set forth in the Articles of Incorporation as attached in the Appendix .

Article 3 (Names of Directors at Incorporation, Auditors at Incorporation and Accounting Auditors at Incorporation of the New Company)

1. The names of the Directors at Incorporation of the New Company shall be as follows:

Chairman and Representative Director	Kunihiko Iida
President and Representative Director	Ryohei Furusato
Director	Toshiaki Takeshita
Director	Katsuhiro Yamashita
Director	Tsunehisa Namba
Director	Kazuaki Kotani
Director	Hiroyuki Nakatsukasa
Director	Junko Takechi

2. The names of the Auditors at Incorporation of the New Company shall be as follows:

StandingAuditor	Satoshi Onishi
Outside Auditor	Kyoko Hikita
Outside Auditor	Yasuo Sasaki

3. The names of the Accounting Auditors at Incorporation of the New Company shall be as follows:

Deloitte Touche Tohmatsu LLC

Article 4 (Shares to be Issued through the Share Transfer and Allocation thereof)

1. Upon the Share Transfer, the New Company shall issue to the shareholders of Furusato and Maruka as of the time immediately preceding the time of the acquisition of all of the issued shares of Furusato and Maruka (the “Record Time”), the number of common shares of the New Company equal to the sum of (i) the number of common shares issued by Furusato at the Record Time multiplied by 1, and (ii) the number of common shares issued by Maruka at the Record Time multiplied by 1.29, in lieu of the common shares of Furusato and Maruka held by the shareholders of Furusato and Maruka.

2. Upon the Share Transfer, the New Company shall allot common shares to each of the shareholders of Furusato and Maruka listed or recorded respectively in the shareholder registry of Furusato and Maruka at the Record time (provided, however, that with respect to the the shareholders of Furusato or Maruka who request the purchase of their shares pursuant to the provisions of Article 806 (1) of the Companies Act, Furusato and Maruka shall be deemed to be listed or recorded as shareholders of the shares of Furasato and Maruka respectively, instead of said shareholders) in the following proportions:

(1) To the shareholders of Furusato, at a ratio of one (1) common share of the New Company for each common share of Furusato held by them.

(2) To the shareholders of Maruka, at a ratio of one point two nine (1.29) common share of the New Company for each common share of Maruka held by them.

3. Any fractional share of less than one (1) share arising out of the calculation set forth in the preceding two paragraphs shall be processed in accordance with the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

Article 5 (Matters concerning the Amount of Capital and Reserves of the New Company)

The amount of stated capital and reserves of the New Company as of the New Company Incorporation Date shall be as follows:

(1) Amount of stated capital

Five billion (5,000,000,000) yen

(2) Amount of capital reserve

One billion two hundred fifty million (1,250,000,000) yen

(3) Amount of retained earnings reserve

Zero (0) yen

Article 6 (New Company Incorporation Date)

The day on which the incorporation of the New Company is to be registered (the “New Company Incorporation Date”.) shall be October 1, 2021. Provided, however, that to the extent required for the completion of the process of the Share Transfer or for any other reason, the New Company Incorporation Date may be changed upon agreement through consultation between Furusato and Maruka.

Article 7 (Shareholders Meeting for Approval of Share Transfer Plan)

1. Furusato shall convene an ordinary general meeting of shareholders on June 21, 2021, to seek resolutions on the approval of the Plan and any other matters necessary for the Share Transfer.

2. Maruka shall convene an extraordinary general meeting of shareholders on July 16, 2021, to seek resolutions on the approval of the Plan and any other matters necessary for the Share Transfer.

3. The date of the general meeting of shareholders provided for in the preceding two paragraphs may be changed thorugh an agreement by consultation between Furusato and Maruka, to the extent required for the completion of the process of the Share Transfer or for any other reason.

Article 8 (Dividends of surplus)

1. Furusato may pay dividends of surplus up to thirty-five point five (35.5) yen per share to shareholders or registered pledgees listed or recorded in the latest shareholder registry as of March 31, 2021.

2. Maruka may pay dividends of surplus up to twenty (20) yen per share to shareholders or registered pledgees listed or recorded in the latest shareholder registry as of May 31, 2021.

3. Except for the cases provided in the preceding two paragraphs, neither Furusato nor Maruka shall pass a resolution to pay dividends of surplus with a record date falling on or before the New Company Incorporation Date after the preparation of the Plan. However, this shall not apply to cases where an agreement has been reached between Furusato and Maruka through consultation.

Article 9 (Stock Listing, Shareholder Registry Administrator)

1. Furusato and Maruka shall consult with each other in good faith and cooperate in the procedures necessary for listing common shares issued by the New Company on the First Section of the Tokyo Stock Exchange, Inc. on the New Company Incorporation Date.

2. The shareholder registry administrator on the New Company Incorporation Date shall be Mitsubishi UFJ Trust and Banking Corporation.

Article 10 (Retirement of Treasury Stock)

Furusato and Maruka shall, by resolution of their respective board of directors meeting held no later than the day immediately preceding the New Company Incorporation Date, retire all of their treasury shares (including treasury shares to be acquired in response to a dissenting shareholder’s demand for share purchase pursuant to Article 806 (1) of the Companies Act, excercised at the time of the Share Transfer) at the Record time.

Article 11 (Management of Company Property, etc.)

Furusato and Maruka shall each conduct their own business and manage and operate their property with the due care of a prudent manager, and shall have each subsidiary conduct their own business and manage and operate their property with the due care of a prudent manager, after the preparation of the Plan up to the New Company Incorporation Date, and Furusato and Maruka shall, except as otherwise provided in the Plan, reach an agreement through consultation in advance with respect to any acts that may have a material impact on the property or rights and obligations of either party (including its subsidiaries).

Article 12 (Effect of the Plan)

The Share Transfer shall lose its effect in the following cases: (i) if any resolution regarding the approval of the Share Transfer or matters necessary for the Share Transfer is not obtained at the shareholders’ meetings of Furusato or Maruka set forth in Article 7, (ii) if the approval of the relevant authorities necessary for the Share Transfer cannot be obtained, or (iii) if the Share Transfer is canceled pursuant to the following Article 13.

Article 13 (Change in the Terms and Conditions of Share Transfer and Cancellation of Share Transfer)

During the period from the preparation of the Plan until the New Company Incorporation Date, in the event of any material change in the financial or business status of Furusato or Maruka, or in the event of any material hindrance occurring or becoming apparent to the execution of the Share Transfer, or in the event that it becomes difficult to achieve the purpose of the Plan, Furusato and Maruka may, by agreement through consultation, change the terms and conditions of the Share Transfer and other details of the Plan, or cancel the Share Transfer.

Article 14 (Good Faith Consultation )

In addition to the matters set forth in the Plan, any matters not set forth in the Plan and other matters necessary for the Share Transfer shall be determined by mutual agreement through consultation between Furusato and Maruka in accordance with the purpose of the Plan.

(Page margins)

IN WITNESS WHEREOF, Furusato and Maruka have duly executed this Plan in duplicate, by writing their names and affixing their corporate seals, with each party retaining one original.

May 7, 2021

1-2-10 Minamishinmachi, Chuo-ku, Osaka

Furusato Industries, Ltd.

Ryohei Furusato (President and Representative Director)

2-2-5 Minamishinmachi, Chuo-ku, Osaka

Maruka Corporation

Kunihiko Iida (President and Representative Director)

Appendix Articles of Incorporation

Articles of Incorporation of MARUKA FURUSATO Corporation

Chapter I General Provisions

Article 1 (Trade Name)

The trade name of the Company shall be FURUSATO MARUKA Holdings Kabushiki Kaisha in Japanese and MARUKA FURUSATO Corporation in English.

Article 2 (Prupose)

The purpose of the Company shall be to control and manage the business activities of the following companies by owning shares or equity in the companies engaged in the following businesses, and to engage in all businesses related or incidental thereto.

1.	Domestic sales, import and export trade, leasing, agency, brokerage, and secondhand goods trading of the following goods:

1-1 Building Materials.

1-2 Metal processing machinery, machine tools and equipment, tools therefor, hydraulic pneumatic equipment, power transmission equipment, packaging and packing machines, can making machines, plastic processing machines, textile machinery, food processing machines, food refrigeration equipment, bearings, transfer equipment, automatic storage facilities, industrial robots, pollution prevention equipment, welding machines, industrial furnaces.

1-3 Civil engineering and construction machinery, foundation work machinery, cargo handling machinery, mining machinery, quarrying machinery, vehicles, vessels, generators, motors, multi-story parking equipment.

1-4 Measuring instruments, measuring and surveying instruments, testing instruments, medical instruments, precision instruments.

1 5 Automobiles, motorcycles, transport vehicles, other transport equipment and their parts.

1-6 Foods, beverages and their raw materials, feed, fertilizers, agricultural and marine products and their processed products.

1-7 Apparel, bedding, furniture, household electrical appliances, household appliances, computer equipment, communications equipment, general merchandise, and sporting goods.

1-8 Fire fighting equipment, security system equipment, electrical and electronic control equipment, electrical machinery and equipment, office machinery and equipment.

2.	Construction, supervision, leasing, maintenance, management and repair of machinery related to each of the preceding items.
3.	Manufacture of construction materials.
4.	Land transport, maritime transport, air transport and their agencies, warehousing and customs clearance
5.	Intermediary agency services for sales and subscription contracts for telecommunications business and telecommunications lines based on the Telecommunications Business Law.
6.	Holding and management of securities
7.	Lease, sale, management and brokerage of real estate, and design, supervision and contracting of construction work.
8.	Work related to the following items:

(1) Steeplejack and civil engineering

(2) Steel structures

(3) Pipe work

9.	Design, construction, management, and contracting of construction work, machinery and equipment installation work, and fittings work.
10.	Design, construction, management and contracting of painting work.
11.	Business relating to the power generation business, its management and operation, and the supply and sale of electricity.
12.	Building security and cleaning management.
13.	Manufacture, sale, lease, import and export of cooling and circulation devices for printing machines and printing machine peripheral equipment.
14.	Intangible property rights such as industrial property rights and copyrights, know-how, and system engineering other software planning, acquisition, maintenance, use and sales.
15.	Non-life insurance agency.
16.	Sales of life insurance.
17.	Any and all businesses incidental or related to the foregoing items.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Osaka City.

Article 4 (Organs)

The Company shall, in addition to the General Meeting of Shareholders and Directors, have the following organs:

(1) Board of Directors

(2) Corporate Auditors

(3) Board of Corporate Auditors

(4) Accounting Auditors

Article 5 (Method of Public Notice)

The Company’s method of public notice shall be through electronic public notice. However, in cases where it is not possible to give public notice by way of electronic public notice due to an accident or other unavoidable reason, public notice shall be given by publishing it in the Nihon Keizai Shimbun.

Chapter II Stock

Article 6 (Total Number of Shares Authorized)

The total number of shares authorized to be issued by the Company shall be hundred million (100,000,000) shares.

Article 7 (Acquisition of Own Shares)

The Company may acquire its own shares through market transactions, etc. by resolution of the Board of Directors pursuant to the provisions of Article 165 (2) of the Companies Act.

Article 8 (Number of Shares per Unit)

The number of shares per unit of the Company shall be one hundred (100) shares.

Article 9 (Rights of Shares Less Than One Unit)

Shareholders of the Company may not exercise any rights other than those listed below with respect to their shares constituting less than one (1) unit.

(1) The rights listed in the items of Article 189 (2) of the Companies Act;

(2) Rights to make requests pursuant to the provisons of Article 166 (1) of the Companies Act;

(3) Rights to allocation of offered shares or stock acquisition rights in proportion to the number of shares held by the shareholders; and

(4) Right to make a request as stipulated in the following Article 10.

Article 10 (Request for Additional Shares of Less Than One Unit)

1. Shareholders of the Company may request the Company to sell the number of shares constituting one (1) unit together with the number of shares less than one (1) unit held thereby (the “Request for Additional Purchase”.).

2. The time when a Request for Additional Purchase may be made, the method of making such request, etc., shall be governed by the share handling regulations as determined by the Board of Directors.

Article 11 (Shareholder Registry Administrator)

1. The Company shall have a shareholder registry administrator.

2. The shareholder registry administrator and the place where the register of shareholders is handled shall be determined by a resolution of the Board of Directors and published by means of a public notice.

3. The preparation and maintenance and other matters of the shareholder register, the stock acquisition rights register of the Company and other administrative matters relating to these registers shall be entrusted to the shareholder register administrator, and the Company shall not handle such matters.

Article 12 (Share Handling Regulations)

The handling of the Company’s shares and fees shall be governed by the laws and regulations, the Articles of Incorporation, and the share handling regulations established by the Board of Directors.

Chapter III General Meeting of Shareholders

Article 13 (Convocation)

The annual general meeting of shareholders of the Company shall be convened within three (3) months from each fiscal year end. An extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 14 (Record date of Annual General Meeting of Shareholders)

The record date for voting rights at the Company’s annual general meeting of shareholders shall be December 31 of each year.

Article 15 (Convener and Chairperson)

1. The Representative Director shall convene and preside over the general meeting of shareholders.

2. If the Representative Director is incapacitated, another director shall convene and preside at the general meeting of shareholders in an order determined in advance by the Board of Directors.

Article 16 (Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders)

When convening a general meeting of shareholders, if the Company discloses information that is to be indicated in reference documents of the general meeting of shareholders, business reports, financial statements and consolidated financial statements through the Internet in accordance with the provisions prescribed by ordinance of the Ministry of Justice, it may be deemed that the Company has provided this information to its shareholders.

Article 17 (Method of Resolution)

1. Unless otherwise provided by law or by these Articles of Incorporation, resolutions of the general meeting of shareholders shall be made by a majority of the voting rights of the shareholders present at the meeting who are entitled to exercise their voting rights.

2. The resolutions stipulated in Article 309 (2) of the Companies Act shall be adopted by at least two-thirds (2/3) of the votes of the shareholders present at the general meeting of shareholders where at least one-third (1/3) of the shareholders who are entitled to exercise their voting rights are present.

Article 18 (Proxy Voting)

1. A shareholder may exercise his or her voting rights by proxy of another shareholder with voting rights of the Company.

2. Shareholders or proxies shall submit to the Company a document certifying their power of attorney for each general meeting of shareholders.

Chapter IV Directors and the Board of Directors

Article 19 (Number of Directors)

The number of Directors of the Company shall not exceed ten (10).

Article 20 (Method of Election)

1. Directors shall be elected at the annual general meeting of shareholders.

2. A resolution to elect Directors shall be adopted by a majority of the votes of the shareholders present at the general meeting of shareholders where no less than one-third (1/3) of the shareholders who are entitled to exercise their voting rights are present.

3. No cumulative voting shall be used for the election of Directors.

Article 21 (Term of Office)

1. The term of office of Directors shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within two (2) years from the time of their election.

2. The term of office of any Director elected to increase the number of Directors or to fill a vacancy shall expire at the time of the expiration of the term of office of the incumbent Director.

Article 22 (Representative Director and Executive Directors)

1. The Board of Directors shall appoint a Representative Director from among the Directors by its resolution.

2. The Board of Directors may, by its resolution, appoint one (1) Director serving as the Chairman, one (1) Director serving as the President, one (1) Director serving as the Vice President, several Directors serving as the Senior Managing Director and the Managing Director from among the Directors.

Article 23 (Convener and Chairperson of The Board of Directors)

1. Unless otherwise provided by laws and regulations, the President shall convene the Board of Directors and act as the chairperson thereof.

2. In the event of a vacancy in the position of President or an accident, another Director shall convene a meeting of the Board of Directors and act as Chairman in a predetermined order at the meeting of the Board of Directors.

Article 24 (Notice of Convocation of a Meeting of the Board of Directors)

1. A notice of convocation of a meeting of the Board of Directors shall be sent to each Director at least three (3) days prior to the date of the meeting. However, this period may be shortened in urgent cases.

2. Meetings of the Board of Directors may be held without the procedures for convocation if the consent of all Directors and Corporate Auditors is obtained.

Article 25 (Board of Directors Regulations)

Matters concerning the Board of Directors shall be governed by the laws and regulations and the Articles of Incorporation, as well as by the Board of Directors Regulations.

Article 26 (Method of Resolution of the Board of Directors)

1. A resolution of a meeting of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where the majority of the Directors entitled to participate in the vote are present.

2. The Company shall be deemed to have passed a resolution of the Board of Directors if it meets the requirements of Article 370 of the Companies Act.

Article 27 (Exemption of Directors from Liability)

1. Pursuant to the provisions of Article 426 (1) of the Companies Act, the Company may, to the extent permitted under the laws and regulations, exempt Directors (including persons who were Directors in the past) from liability for damages arising from neglect of their duties by resolution of the Board of Directors.

2. Pursuant to the provisions of Article 427 (1) of the Companies Act, the Company may enter into an agreement with its Directors (excluding Executive Directors, etc) to limit their liability for damages arising from failure to perform their duties. Provided, however, that the maximum amount of liability under said agreement shall be the amount prescribed by the laws and regulations.

Article 28 (Remunerations)

Remunerations, bonuses, and other financial benefits (the “Remunerations”) received from the Company as consideration for the execution of duties by Directors shall be determined by resolution of a general meeting of shareholders.

Chapter V Corporate Auditors and Board of Corporate Auditors

Article 29 (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall not exceed four (4).

Article 30 (Method of Election of Corporate Auditors)

1. Corporate Auditors shall be elected at a general meeting of shareholders.

2. A resolution for the election of Corporate Auditors shall be adopted by a majority of the votes of the shareholders present at the general meeting of shareholders where no less than one-third (1/3) of the shareholders who are entitled to exercise their voting rights are present.

3. Pursuant to the provisions of Article 329 (3) of the Companies Act, the Company may elect substitute Corporate Auditors at the general meeting of shareholders in case the number of Corporate Auditors falls short of the number required under the laws and regulations.

4. The period during which the resolution pertaining to the election of the substitute Corporate Auditor set forth in the preceding Paragraph is effective shall be until the time of the commencement of the annual general meeting of shareholders relating to the most recent business year which ends within four (4) years after the resolution, unless shortened by such resolution.

Article 31 (Term of office of Corporate Auditors)

1. The term of office of Corporate Auditors shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within four (4) years from the time of their election.

2. The term of office of a corporate auditor who is elected as a substitute for a corporate auditor who retired before the expiration of his/her term of office shall expire at the time of the expiration of his/her term of office. Provided, however, that if a substitute Corporate Auditor elected pursuant to Paragraph 3 of the preceding Article 30 assumes the office of Corporate Auditor, such substitute Corporate Auditor may not exceed the time of the conclusion of the general meeting of shareholders relating to the most recent business year which ends within four (4) years after the election of such substitute Corporate Auditor.

Article 32 (Full-Time Corporate Auditors)

Full-time Corporate Auditors shall be appointed by resolution of the Board of Corporate Auditors.

Article 33 (Notice of Convocation of a Meeting of the Board of Corporate Auditors)

1. A notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor at least three (3) days prior to the date of the meeting. However, this period may be shortened in urgent cases.

2. The meeting of the Board of Corporate Auditors may be held without the procedures for convocation if the consent of all Corporate Auditors is obtained.

Article 34 (Board of Corporate Auditors Regulation)

Matters concerning the Board of Corporate Auditors shall be governed by laws and regulations, the Articles of Incorporation, and the Board of Corporate Auditors Regulation established by the Board of Corporate Auditors.

Article 35 (Remunerations)

Remunerations for Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Article 36 (Exemption of Corporate Auditors from Liability)

1. Pursuant to the provisions of Article 426 (1) of the Companies Act, the Company may, to the extent permitted under the laws and regulations, exempt Corporate Auditors (including persons who were Corporate Auditors in the past) from liability for damages arising from negligence in the performance of their duties by resolution of the Board of Directors.

2. Pursuant to the provisions of Article 427 (1) of the Companies Act, the Company may enter into an agreement with outside Corporate Auditors to limit their liability for damages arising from neglect of their duties. Provided, however, that the maximum amount of liability under said agreement shall be the amount prescribed under the laws and regulations.

Chapter VI Accounting Auditors

Article 37 (Method of Election of Accounting Auditors)

Accounting auditors shall be elected by resolution of a general meeting of shareholders.

Article 38 (Term of office of Accounting Auditor)

1. The term of office of an Accounting Auditor shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within one (1) year from the time of their election.

2. Unless otherwise resolved at the annual shareholders meeting set forth in the preceding paragraph, Accounting Auditors shall be deemed to have been reelected at such annual general meeting of shareholders.

Article 39 (Remuneration, etc. of Accounting Auditors)

Remuneration, etc. for Accounting Auditors shall be determined by the representative director with the consent of the Board of Corporate Auditors.

Chapter VII Accounting

Article 40 (Fiscal year)

The fiscal year of the Company shall be one (1) year from January 1 to December 31 every year.

Article 41 (Year-End Dividends and Record Date)

The Company may, by resolution of the annual general meeting of shareholders, make a year-end dividend on December 31 of each year as the record date.

Article 42 (Interim Dividends and Record Date)

The Company may pay interim dividends by resolution of the Board of Directors with June 30 of each year as the record date.

Article 43 (Period of Exclusion of Dividends, etc.)

1. In case where the dividend property is in cash, the Company shall be exempted from the obligation to pay the dividend if the dividend has not been received within three (3) full years from the date of commencement of payment.

2. No interest shall accrue on the cash set forth in the preceding Paragraph.

Supplementary Provisions

Article 1 (Intial Fisical year )

Notwithstanding the provisions of Article 40, the initial fiscal year of the Company shall be from the date of incorporation of the Company until December 31, 2021.

Article 2 (Remuneration, etc. for the First Director)

1. Notwithstanding the provisions of Article 28, the total amount of remuneration, etc. for Directors of the Company during the period from the date of incorporation of the Company until the conclusion of the first annual general meeting of shareholders shall not exceed two hundred thirty million (230,000,000) yen per year.

2. Notwithstanding the provisions of the Article 35, the total amount of remuneration, etc. paid to Corporate Auditors during the period from the date of incorporation of the Company until the conclusion of the first annual general meeting of shareholders shall not exceed twenty six million (26,000,000) yen per year.

Article 3 (Deletion of Supplementary Provisions)

These Supplementary Provisions shall be automatically deleted at the conclusion of the first annual general meeting of shareholders of the Company.

3. Matters concerning the adequacy of the provisions for matters listed in Items (v) and (vi) of Article 773.(1) of the Companies Act

(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation thereof

Company	Furusato	Maruka
Share Transfer Ratio	1	1.29

Note 1: Details of share allotment in the Share Transfer

One (1) share of common stock of the Joint Holding Company for one (1) share of common stock of Furusato, and 1.29 shares of common stock of the Joint Holding Company for one (1) share of common stock of the Company will be allotted. Provided, however, that the share transfer ratio is subject to change upon consultation between both companies in the event of any material change to the conditions upon which the calculations of the share transfer ratio are based.

One unit of shares of the Joint Holding Company will consist of 100 shares.

If the number of shares of common stock of the Joint Holding Company, which is to be delivered to shareholders of the Company or Furusato through the Share Transfer, contains any fraction less than one share, the relevant shareholder will be paid a cash amount corresponding to such fractional portion less than one share in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Note 2: Number of new shares in the Joint Holding Company scheduled to be delivered through the Share Transfer:

25,587,817 shares of common stock

The above number of shares has been calculated based on the total number of issued and outstanding shares of the Company as of February 28, 2021, which is 9,327,700 shares, and the total number of issued and outstanding shares of Furusato as of March 31, 2021, which is 14,574,366 shares. Provided, however, that the treasury shares held by the Company as of February 28, 2021 (747,186 shares of common stock), the treasury shares held by Furusato as of March 31, 2021 (55,412 shares of common stock) and the treasury shares to be acquired through the purchase of shares in connection with a share purchase request by dissenting shareholders as set forth in Article 806.(1) of the Companies Act that will be exercised in connection with the Share Transfer, are excluded in calculating the above number of new shares to be delivered due to the fact that the Company and Furusato plan to cancel their respective treasury shares that they currently hold or will newly acquire by the Effective Date of the Share Transfer, to the extent practicable. As the number of treasury shares that will actually be canceled by the Effective Date of the Share Transfer is currently not yet fixed, the number of said shares to be issued by the Joint Holding Company is subject to change.

Note 3: Treatment of shares less than one unit

The Company and Furusato are planning to apply for the listing of the shares of the Joint Holding Company, which are to be allotted to the shareholders of the Company and Furusato through the Share Transfer, on the Tokyo Stock Exchange. If such application is approved, the shares of the Joint Holding Company will be traded on the Tokyo Stock Exchange. Therefore, the shares of the Joint Holding Company are expected to continue to have liquidity for the convenience of the shareholders of the Company and Furusato who hold 78 or more shares in the Company or 100 or more shares in Furusato and will be allotted shares of the Joint Holding Company through the Share Transfer in such number equal to or more than 100 shares, which is the number of shares constituting one unit of shares of the Joint Holding Company.

The shareholders of the Company or Furusato, who are allotted with the shares of the Joint Holding Company in such number less than 100 shares, will not be able to sell such allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, such shareholders holding shares less than one unit may request the Joint Holding Company to purchase such shares, or alternatively, pursuant to such provisions to be specified in the Articles of Incorporation of the Joint Holding Company, they will also be able to purchase additional shares from the Joint Holding Company, in such number, which, together with such shares less than one unit they hold, will constitute one unit.

(2) Grounds for details of the share allotment in the Share Transfer

(i) Grounds and reasons for details of the share allotment

For the calculation of the share transfer ratio set forth in “3.(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation thereof” above, the Company appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and Furusato appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”), respectively, as their independent financial advisors and independent valuation firms to ensure fairness and appropriateness of the share transfer ratio.

Based on the results of the calculation of the share transfer ratio and advice received from Nomura Securities, the independent valuation firm as described in “(a) Obtaining a calculation report from an independent valuation firm” under “(iv) Measures to ensure fairness” below, the legal advice from Kitahama Partners as described in “(b) Advice from an independent law firm” under “(iv) Measures to ensure fairness” below, and the results of various due diligence conducted on Furusato by the Company and its advisors, and after careful discussions and examinations considering the financial conditions, business performance trends, share price trends, and other matters of both companies, the Company has concluded that the share transfer ratio stated in “3.(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation thereof” above is appropriate and the Share Transfer will contribute to the interests of the shareholders of the Company.

Based on the results of the calculation of the share transfer ratio and advice received from Mitsubishi UFJ Morgan Stanley Securities, the independent valuation firm as described in “(a) Obtaining a calculation report from an independent valuation firm” under “(iv) Measures to ensure fairness” below, the legal advice from Anderson Mori & Tomotsune as described in “(b) Advice from an independent law firm” under “(iv) Measures to ensure fairness” below, and the results of various due diligence conducted on the Company by Furusato and its advisors, and after careful discussions and examinations considering the financial conditions, business performance trends, share price trends and other matters of both companies, Furusato has concluded that the share transfer ratio stated in “3.(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation thereof” above is appropriate and the Share Transfer will contribute to the interests of the shareholders of Furusato.

Based on such calculation results and analyses by the independent valuation firms and the advices of the legal advisors, as well as the results of the due diligence conducted by each company on the other company, both companies comprehensively took into account factors such as the financial conditions, future prospects, and share price trends of both companies and repeatedly and carefully negotiated and deliberated on multiple occasions. Finally, both companies reached the conclusion that the share transfer ratio stated in “3.(1)Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation thereof “ above is appropriate and the Share Transfer will contribute to the interests of the shareholders of both companies. At the board of directors’ meetings of both companies held on May 7, 2021, the execution of the Integration Agreement was resolved. The Integration Agreement was executed and the Share Transfer Plan was jointly prepared.

(ii) Matters concerning calculation

(a) Names of valuation firms and the relationship with the Company and Furusato

Neither Nomura Securities nor Mitsubishi UFJ Morgan Stanley Securities is a party related to the Company or Furusato, and neither Nomura Securities nor Mitsubishi UFJ Morgan Stanley Securities has any material interest to be noted with respect to the Share Transfer.

(b) Summary of calculation

For the calculation of the share transfer ratio, Nomura Securities adopted: (i) an average market share price analysis due to the fact that the shares of the Company and Furusato are both listed on the First Section of the Tokyo Stock Exchange and their respective market share prices exist; (ii) a comparable company analysis, through which Nomura Securities is able to infer the value of shares of both companies as there are multiple similar listed companies comparable to them; and (iii) a discounted cash flow analysis (“DCF Analysis”) in order to reflect future business activities in the evaluation.

The calculation results pursuant to each method are as follows. The calculation range of the share transfer ratio below shows the calculation range of the number of shares of the Joint Holding Company to be allotted for each share of common stock of the Company, when one (1) share of common stock of the Joint Holding Company is allotted for one (1) share of common stock of Furusato.

Method	Calculation Range of Share Transfer Ratio
Average market share price analysis	1.49 - 1.54
Comparable company analysis	0.78 - 0.94
DCF Analysis	1.12 - 1.37

In performing the average market share price analysis, May 6, 2021 was used as the base date and Nomura Securities made calculations based on the closing price on the base date, the average closing price for five (5) business days from April 26, 2021 to the base date, the average closing price for one (1) month from April 7, 2021 to the base date, the average closing price for three (3) months from February 8, 2021 to the base date and the average closing price for six (6) months from November 9, 2020 to the base date.

Nomura Securities, in calculating the share transfer ratio above, relied upon the information furnished by both companies, publicly available information and other materials. Nomura Securities assumes that such information and materials are all accurate and complete, and has not independently verified the accuracy or completeness thereof. Also, Nomura Securities has not independently valued, appraised or assessed the assets or liabilities (including any derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of both companies and their respective affiliates, including analyzing and valuing individual assets and liabilities, nor has it engaged any third party institution for an appraisal or assessment. The calculation of the share transfer ratio by Nomura Securities reflects the information and economic conditions as of May 6, 2021. In addition, Nomura Securities assumes that the financial forecast and any other forward-looking information of the Company were reasonably made by the management of the Company based on the best currently possible and good faith forecasts and judgments, that the financial forecast and any other forward-looking information of Furusato were reasonably reviewed and confirmed by the management of the Company based on the best currently possible and good faith forecasts and judgments, and that the financial conditions of the Company and Furusato will change in accordance with such forecasts.

The synergy effects resulting from the Integration are not included in the business plans of the Company and Furusato, which Nomura Securities used as the basis for the calculation under the DCF Analysis.

The business plan of the Company for the period from the fiscal year ending November 2021 up to the fiscal year ending November 2025, which Nomura Securities used as the basis for the calculation under the DCF Analysis, includes such fiscal years, in which a significant increase or decrease in profit is expected. Specifically, in the fiscal year ending November 2022, the Company expects a significant increase in profit compared to the previous fiscal year, as facility investment by customers, which has been restrained by the impact of the novel coronavirus (COVID-19), is likely to show full-fledged recovery. In the fiscal year ending November 2023, the Company expects a significant increase in profit compared to the previous fiscal year, as the Company is planning to expand its staffing in four regions of the world, namely Japan, the Americas, China and Southeast Asia, to further strengthen its engineering functions. Further, the business plan of Furusato for the period from the fiscal year ended March 2021 up to the fiscal year ending March 2024, which Nomura Securities used as the basis for the calculation under the DCF Analysis, includes such fiscal year, in which a significant increase or decrease in profit is expected. Specifically, in the fiscal year ending March 2023, Furusato anticipates that sales revenues from steel construction materials, equipment and tools and machinery equipment will increase in line with large-scale developments in the Tokyo metropolitan area and increased capital investment by private companies, both of which have been restrained by the impact of the novel coronavirus (COVID-19). Therefore, Furusato expects a significant increase in profit in the fiscal year ending March 2023 compared to the previous fiscal year.

For the calculation of the share transfer ratio, Mitsubishi UFJ Morgan Stanley Securities adopted: (i) a market share price analysis due to the fact that the shares of the Company and Furusato are both listed on the financial instruments exchange and their respective market share prices exist; (ii) a comparable company analysis, through which Mitsubishi UFJ Morgan Stanley Securities is able to infer the value of shares of both the companies as there are multiple similar listed companies comparable to them; and (iii) a discounted cash flow analysis (“DCF Analysis”) in order to reflect future business activities in the evaluation.

In performing the market share price analysis, May 6, 2021 was used as the base date and Mitsubishi UFJ Morgan Stanley Securities adopted the market share price ratio to the closing price for one (1) month, three (3) months and six (6) months until the base date on the Tokyo Stock Exchange.

Calculation of the value using the DCF analysis was based on the revenues and investment plans in the financial forecast presented by the management of the Company and Furusato, the synergy effects expected from the Integration between the Company and Furusato, the results of the due diligence on the Company and Furusato, and other various elements such as publicly available information, which both companies agreed to be used by Mitsubishi UFJ Morgan Stanley Securities for calculation purposes. The financial forecast of the Company used in the calculation include such fiscal years in which a significant increase or decrease in profit is expected. Specifically, the Company expects a significant increase in profit in the fiscal years ending November 2021 and November 2022, compared to the previous fiscal yeasr, reflecting a recovery from the worsened profit caused by the novel coronavirus (COVID-19) pandemic. The financial forecasts of Furusato used in the calculation do not include such fiscal years in which a significant increase or decrease in profit is expected.

The calculation results of the number of common stock of the Joint Holding Company to be allotted for each share of common stock of the Company under each method are as follows:

Method	Calculation Results of Share Transfer Ratio
Market share price analysis	1.49 - 1.52
Comparable company analysis	0.96 - 1.70
DCF Analysis	1.07 - 1.59

Note: In calculating the share transfer ratio, Mitsubishi UFJ Morgan Stanley Securities relied upon the information furnished by the Company or Furusato, publicly available information and other materials in their original form, in principle. Mitsubishi UFJ Morgan Stanley Securities assumes that such information and materials are all accurate and complete, and has not independently verified the accuracy or completeness thereof. Also, Mitsubishi UFJ Morgan Stanley Securities has not independently valued or assessed the assets and liabilities (including any off-balance-sheet assets and liabilities, and other contingent liabilities) of the Company, Furusato, and their respective affiliates, nor has it engaged any third party institution for an appraisal or assessment. In addition, Mitsubishi UFJ Morgan Stanley Securities assumed that the financial forecasts of the Company and Furusato were reasonably prepared pursuant to the best forecasts and judgments of the Company and Furusato available as of May 6, 2021. The calculation by Mitsubishi UFJ Morgan Stanley Securities reflects the above information available up to May 6, 2021.

(iii) Application for listing of the Joint Holding Company

The Company and Furusato are planning to apply for listing of the shares of the Joint Holding Company, to be newly established, on the Tokyo Stock Exchange.

Shares of the Joint Holding Company are expected to be listed on October 1, 2021. Furthermore, the shares of the Company and Furusato, which will become wholly-owned subsidiaries of the Joint Holding Company through the Share Transfer, are scheduled to be delisted from the Tokyo Stock Exchange on or around September 29, 2021, prior to the listing of the shares of the Joint Holding Company.

The actual listing date for shares of the Joint Holding Company and delisting date for the shares of the Company and Furusato will be determined in accordance with the regulations of the Tokyo Stock Exchange.

(iv) Measures to ensure fairness

The Company and Furusato have taken the following measures to ensure the fairness of the share transfer ratio and the fairness of the Share Transfer:

(a) Obtaining a calculation report from an independent valuation firm

The Company, on behalf of its shareholders, received a share transfer ratio calculation report on May 6, 2021 from Nomura Securities, which is a valuation firm independent from the Company and Furusato. Please refer to “(ii) Matters concerning calculation” under “(2) Grounds for details of the share allotment in the Share Transfer” above for a summary of the report.

On the other hand, Furusato, on behalf of its shareholders, received a share transfer ratio calculation report on May 6, 2021 from Mitsubishi UFJ Morgan Stanley Securities, which is a valuation firm independent from the Company and Furusato. Please refer to “(2) Matters concerning calculation” under “3. Grounds for details of the share allotment in the Share Transfer” above for a summary of the report.

(b) Advice from an independent law firm

The Company has obtained advice from Kitahama Partners as the legal advisor for the Share Transfer, from a legal standpoint with respect to the procedures for the Share Transfer and the methods and processes of decision making by the board of directors.

On the other hand, Furusato has obtained advice from Anderson Mori & Tomotsune as the legal advisor for the Share Transfer, from a legal standpoint with respect to the procedures for the Share Transfer and the methods and processes of decision making by the board of directors.

Kitahama Partners and Anderson Mori & Tomotsune are both independent from the Company and Furusato and do not have any material interest with either of them.

(v) Measures to avoid conflicts of interest

There is no particular conflict of interest between the Company and Furusato in connection with the Share Transfer, and therefore no special measures have been taken.

(3) Matters concerning the stated capital and reserves of the Joint Holding Company

The Company and Furusato have determined that the amount of stated capital and reserves of the Joint Holding Company at the time of establishment through the Share Transfer will be as follows:

(i)	Amount of stated capital: 5,000,000,000 yen
(ii)	Amount of capital reserve: 1,250,000,000 yen
(iii)	Amount of retained earnings: 0 yen

These amounts of stated capital and reserves have been determined within the scope of the provisions of Article 52 of the Ordinance on Accounting of Companies after discussions between the Company and Furusato, taking into account the size of the Joint Holding Company and other various circumstances in a comprehensive manner.

4. Matters concerning Furusato

(1) Financial statements for the latest business year

In accordance with the laws and regulations and Article 15 of the Company’s Articles of Incorporation, the financial statements of Furusato for the fiscal year ended March 2021, are posted on the Company’s website (http://www.maruka.co.jp/ir/soukai).

(2) Disposition of material property, bearing of significant obligations or any other event having a material impact on the status of company property that occurred after the last day of the latest business year

No applicable items

5. Disposition of material property, bearing of significant obligations or any other event having a material impact on the status of company property that occurred in the Company after the last day of the latest business year

No applicable items

6. Matters provided in Article 74 of the Ordinance for Enforcement of the Companies Act with regard to the persons who become directors of the Joint Holding Company

The persons who are to become directors of the Joint Holding Company are as follows.

Name (Date of Birth)	Biography, Positions, Responsibilities, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Kunihiko Iida (December 10, 1956)	April 1980	Joined Maruka Corporation	(1) 6,800 shares (2) - shares (3) 8,772 shares
	December 2008	Senior General Manager, Maruka Corporation
	December 2009	Deputy General Manager, Administration Division, Maruka Corporation
	December 2012	Executive Officer, Maruka Corporation
	February 2013	Director and Executive Officer, General Manager of Administration Division, Maruka Corporation
	April 2018	Chief Financial Officer (CFO), Maruka Corporation
	February 2019	Director and Managing Executive Officer, Maruka Corporation
	March 2020	Director and Executive Vice President, Maruka Corporation
	February 2021	President and Representative Director, Maruka Corporation (current) Chief Executive Officer (CEO), Maruka Corporation (current)
Reason for nomination as candidate for Director

Mr. Kunihiko Iida has served as General Manager of Administration Division, Executive Vice President and other roles since joining the Company, and has been serving as President of the Company since 2021. Since he has extensive experience and knowledge concerning the management and overall administration of the Company, he was determined to be capable of contributing to the management of the Joint Holding Company to be newly established, and was nominated as candidate for the position of Director.

Ryohei Furusato (September 15, 1962)	September 1985	Joined Furusato Industries, Ltd.	(1) - shares (2) 401,500 shares (3) 401,500 shares
	June 1995	Director and General Manager of Business Administration Division, Furusato Industries, Ltd.
	April 1997	Managing Director and General Manager of Business Division, General Manager of Business Administration Division, Furusato Industries, Ltd.
	April 2000	Representative Director and Senior Managing Director, Furusato Industries, Ltd.
	June 2004	President and Representative Director, Furusato Industries, Ltd. (current)
President and Representative Director, G-Net Corporation (current)
	October 2007	Chairman and Representative Director, Gifu Shoji Co., Ltd.
	November 2016	Chairman and Director, Security Design Inc. (current)
	June 2021	President and Representative Director, Security Design Inc. (scheduled)
Reason for nomination as candidate for Director
As the director of Furusato Industries, Ltd. and multiple group companies, Mr. Ryohei Furusato has contributed to the enhancement of corporate value by leading the management of the entire corporate group for many years. Based on his achievements, abilities and extensive experience as a corporate manager, as well as his integrity and profound insight, he was determined to be capable of contributing the management of the Joint Holding Company to be newly established, and was nominated as candidate for the position of Director.

Name (Date of Birth)	Biography, Positions, Responsibilities, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Toshiaki Takeshita (November 15, 1953)	April 1976	Joined Maruka Corporation	(1) 55,300 shares (2) – shares (3) 71,337 shares
	December 2001	Executive Officer, Maruka Corporation
	February 2004	Director, Maruka Corporation
	April 2005	General Manager, Industrial Machinery Division, Maruka Corporation
	February 2007	Director and Managing Executive Officer, Maruka Corporation
	February 2011	President and Representative Director, Maruka Corporation
	February 2017	Chief Executive Officer (CEO), Maruka Corporation
	February 2021	Chairman and Representative Director, Maruka Corporation (current)
Reason for nomination as candidate for Director

Mr. Toshiaki Takeshita has served as General Manager of Industrial Machinery Division, Managing Executive Officer and other roles since joining the Company, and has been serving as Representative Director of the Company since 2011. Since he has extensive experience and knowledge concerning the management and overall administration of the Company as well as the corporate group, he was determined to be capable of contributing to the management of the Joint Holding Company to be newly established, and was nominated as candidate for the position of Director.

Katsuhiro Yamashita (August 6, 1968)	April 1991	Joined The Sanwa Bank, Limited (Currently MUFG Bank, Ltd.)	(1) - shares (2) 2,600 shares (3) 2,600 shares
	March 1999	Deputy General Manager, Global Large Enterprise Line, Kyoto Corporate Business Department No. 1, The Sanwa Bank, Limited
	June 2004	Assistant General Manager, Hong Kong Kowloon Branch, The Sanwa Bank, Limited
	August 2006	Joined Merrill Lynch Japan Securities Co., Ltd. as Vice President, Global Markets Division
	January 2008	Director, Corporate Origination Department, Investment Banking Unit, Merrill Lynch Japan Securities Co., Ltd.
	September 2015	Joined Furusato Industries, Ltd. as Advisor
	June 2016	Executive Vice President, Furusato Industries, Ltd. (current) Director, G-Net Corporation (current)
	November 2016	Senior Managing Director, Security Design Inc. (current)
Reason for nomination as candidate for Director

Mr. Katsuhiro Yamashita is a financial specialist with a wealth of experience and knowledge cultivated at both a commercial bank and an investment bank, as well as experience working overseas. By leading the growth strategies of Furusato Industries, Ltd. and the corporate group as a whole, utilizing his knowledge and experience, he has contributed to the enhancement of corporate value. Accordingly, he was determined to be capable of contributing to the management of the Joint Holding Company to be newly established, and was nominated as candidate for the position of Director.

Name (Date of Birth)	Biography, Positions, Responsibilities, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Tsunehisa Nanba (December 1, 1956)	April 1979	Joined Maruka Corporation	(1) 5,800 shares (2) – shares (3) 7,482 shares
	December 2006	Executive Officer, General Manager of Osaka Industrial Machinery Division, Maruka Corporation
	December 2009	Chairman, Maruka Guangzhou Chairman and President, Maruka Shanghai
	February 2011	Director and Executive Officer, Maruka Corporation
	December 2012	Head of China Sales, Maruka Corporation
	February 2015	Deputy General Manager, Industrial Machinery Division, Maruka Corporation
	March 2016	Chairman, Maruka Shanghai
	December 2017	Representative Director, Kitakyu Kanamono Kougu K.K. (current)
	December 2019	Director and Managing Executive Officer, Maruka Corporation (current) General Manager, Industrial Machinery Division, Maruka Corporation (current)
Reason for nomination as candidate for Director

Mr. Tsunehisa Nanba has served as General Manager of Osaka Industrial Machinery Division, Head of China Sales and other roles since joining the Company and is currently General Manager of Industrial Machinery Division. Since he has extensive experience and knowledge concerning the management and overall administration of the Company, he was determined to be capable of contributing to the management of the Joint Holding Company to be newly established, and was nominated as candidate for the position of Director.

Kazuaki Kotani (September 15, 1951)	June 2009	Executive Officer, Nabtesco Corporation	(1) - shares (2) – shares (3) - shares
	June 2010	Director and General Manager, Planning Division, Nabtesco Corporation
	June 2011	President and Representative Director, Chief Executive Officer (CEO), Nabtesco Corporation
	June 2017	Chairman and Director, Nabtesco Corporation
	February 2019	Outside Director, Maruka Corporation (current)
	April 2019	Adjunct Advisor, Nabtesco Corporation
Reason for nomination as candidate for Outside Director and outline of expected roles

Mr. Kazuaki Kotani has served as President, Director and Chairman of Nabtesco Corporation and is contributing to strengthening the management structure of the Company by providing advice on the overall management of the Company from a practical perspective, utilizing his comprehensive experience in corporate management. For these reasons, he was determined to be capable of performing the duties of an outside director appropriately, and was nominated as candidate for the position of Outside Director. Upon his appointment, he will be expected to fulfill the above role in the Joint Holding Company to be newly established.

Name (Date of Birth)	Biography, Positions, Responsibilities, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Hiroyuki Nakatsukasa (December 21, 1957)	October 1981	Joined Deloitte Haskins & Sells Joint Certified Public Accountant Office (currently Deloitte Touche Tohmatsu LLC)	(1) - shares (2) – shares (3) - shares
	September 1984	Registered as a certified public accountant
	October 1988	Registered as a certified public tax accountant
	November 1989	Established and became reresendative of Nakatsukasa Certified Public Accountant and Tax Accountant Office (current)
	June 2007	President, Kinki Chapter of The Japanese Institute of Certified Public Accountants
	July 2007	Deputy President, The Japan Institute of Certified Public Accountants
	June 2009	Outside Auditor, Osaka Securities Exchange, Inc.
	February 2012	Outside Audit & Supervisory Board Member, Furusato Industries, Ltd.
	January 2013	Outside Director, Japan Exchange Group, Inc.
	June 2015	Outside Auditor, The Nippon Synthetic Chemical Industry Co., Ltd.
	June 2015	Outside Director, Furusato Industries, Ltd. (current)
Reason for nomination as candidate for Outside Director and outline of expected roles

Based on his wealth of knowledge and experience in finance and accounting as a certified public accountant and tax accountant, Mr. Hiroyuki Nakatsukasa has contributed to improving the quality of discussions by actively speaking at the Board of Directors meetings throughout the proceedings, and has played an appropriate role in supervising the execution of the business as an Outside Director of Furusato Industries, Ltd. He also attends meetings of the Nomination and Remuneration Committee of Furusato Industries, Ltd. as its chairman, and has taken a leading role in supervising the selection of candidates for directors of Furusato Industries, Ltd., and the decision-making process regarding directors’ remuneration, etc. from an objective and neutral standpoint. For these reasons, he was determined to be capable of performing the duties of an outside director appropriately, and was nominated as candidate for the position of Outside Director. Upon his appointment, he will be expected to fulfill the above role in the Joint Holding Company to be newly established.

Name (Date of Birth)	Biography, Positions, Responsibilities, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Junko Takechi (December 28, 1971)	April 1999	Completed training as a legal apprentice	(1) - shares (2) – shares (3) - shares
	April 1999	Registered with the Osaka Bar Association
Joined Midosuji Law Office
	January 2003	Associate, Midosuji LPC
	January 2006	Partner, Midosuji LPC (current)
	April 2012	Councilor, Assumption Academy
	June 2014	Outside Director, Furusato Industries, Ltd. (current)
Reasons for nomination as candidate for Outside Director and outline of expected roles

Ms. Junko Takechi possesses the knowledge and experience cultivated as an attorney as well as a strong spirit of compliance. She has contributed to improving the quality of discussions by actively speaking at the Board of Directors meetings throughout the proceedings, and has played an appropriate role in supervising the execution of the business as an Outside Director of Furusato Industries, Ltd. She also attends meetings of the Nomination and Remuneration Committee of Furusato Industries, Ltd. as a committee member, and has played a part in supervising the selection of candidates for directors of Furusato Industries, Ltd., and the decision-making process regarding directors’ remuneration, etc. from an objective and neutral standpoint. For these reasons, she was determined to be capable of performing the duties of an outside director appropriately, and was nominated as candidate for the position of Outside Director. Upon her appointment, she will be expected to fulfill the above role in the Joint Holding Company to be newly established.

Notes: 1. The number of shares held in each company is based on the ownership status as of March 31, 2021, and the number of shares of the Joint Holding Company to be allotted is based on such ownership status, taking into account the share transfer ratio. The actual number of shares of the Joint Holding Company to be alloted is subject to change depending on the number of shares held immediately prior to the date of incorporation of the Joint Holding Company.

2. There is no special interest between each candidate and the Company or Furusato Industries, Ltd., and no special interest is expected to arise between each candidate and the Joint Holding Company.

3. Kazuaki Kotani, Hiroyuki Nakatsukasa, and Junko Takechi are candidates for the position of Outside Director. The Joint Holding Company plans to designate and submit notifications for Kazuaki Kotani, Hiroyuki Nakatsukasa, and Junko Takechi as independent directors under the provisions of the Tokyo Stock Exchange.

4. Signing of liability limitation agreements with candidates of Outside Director

In accordance with the provisions of Article 427.(1) of the Companies Act, if Kazuaki Kotani, Hiroyuki Nakatsukasa and Junko Takechi are appointed as Outside Directors, the Joint Holding Company plans to enter into an agreement with Kazuaki Kotani, Hiroyuki Nakatsukasa and Junko Takechi to limit their liability for damages under the provisions of Article 423.(1) of said Act. The maximum amount of liability under such agreement will be the minimum liability amount stipulated in Article 425.(1) of said Act.

5. The Joint Holding Company plans to take out a directors and officers liability insurance (D&O insurance) as stipulated in Article 430-3.(1) of the Companies Act, with each of the directors and corporate auditors as the insured. If this proposal is approved as proposed and the candidates assume office as directors, each candidate will be an insured person under the relevant insurance. The insurance policy indemnifies the insured director against any damage that may occur as a result of the director being held liable for the performance of his or her duties as director or being subject to a claim for such liability. However, there will be certain exemptions, such as not covering the damage caused by acts committed with the understanding that they are in violation of laws and regulations.

7. Matters provided in Article 76 of the Ordinance for Enforcement of the Companies Act with regard to the persons who become Corporate Auditors of the Joint Holding Company

The persons who are to become Corporate Auditors of the Joint Holding Company are as follows.

Name (Date of Birth)	Biography, Positions, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Satoshi Onishi (October 23, 1956)	April 1979	Joined The Sanwa Bank, Ltd. (currently MUFG Bank, Ltd.)	(1) - shares (2) 4,400 shares (3) 4,400 shares
	May 2008	Joined Furusato Industries, Ltd. as General Manager, Administration Division
	June 2008	Director and General Manager of Administration Division, Furusato Industries, Ltd.
	June 2010	Managing Director, General Manager of Administration Division and General Manager of General Affairs Division, Furusato Industries, Ltd.
	June 2011	Director and General Manager of Administration Division, G-Net Corporation
	June 2013	Managing Director and General Manager of Administration Division, G-Net Corporation
	November 2016	Corporate Auditor, Security Design Inc. (current)
	June 2017	Audit & Supervisory Board Member, Furusato Industries, Ltd. (current)
	June 2017	Corporate Auditor, Gifu Shoji Co., Ltd. (current)
Reason for nomination as candidate for Corporate Auditor

Mr. Satoru Onishi has considerable financial and accounting knowledge based on his many years of experience in a financial institution. He also served as Managing Director at Furusato Industries, Ltd. As such, he was determined to be capable of performing the duties of a corporate auditor appropriately at the Joint Holding Company to be newly established, and was nominated as candidate for the position of Corporate Auditor.

Kyoko Hikita (December 19, 1964)	October 1991	Joined Showa Ota & Co. (Currently Ernst & Young ShinNihon LLC)	(1) - shares (2) – shares (3) - shares
	August 1995	Registered as a certified public accountant
	July 2019	Established Hikita Certified Public Accountant Office (current)
	February 2021	Outside Auditor, Maruka Corporation (current)
	April 2021	Professor, Institute of Business and Accounting, Professional Graduate School, Kwansei Gakuin University (current)
Reason for nomination as candidate for Outside Corporate Auditor

Ms. Kyoko Hikita has a wealth of audit experience and specialized insight concerning finance and accounting as a certified public accountant over many years. From the viewpoint that she will utilize her expertise and insight from an objective and independent standpoint to supervise the overall management and conduct appropriate audit activities, she was determined to be capable of performing the duties of a corporate auditor appropriately at the Joint Holding Company to be newly established, and was nominated as candidate for the position of Outside Corporate Auditor.

Name (Date of Birth)	Biography, Positions, and Significant Concurrent Roles		(1) Number of Shares of the Company Held (2) Number of Shares of Furusato Held (3) Number of Shares of the Joint Holding Company to be Allotted
Yasuo Sasaki (January 23, 1957)	April 1979	Joined Toyota Motor Corporation	(1) 3,100 shares (2) – shares (3) 3,999 shares
	January 2003	Head of Planning Department, Accounting Division, Toyota Motor Corporation
	July 2004	Senior Vice President, Toyota Motor Thailand
	January 2008	Head of Global Audit Department, Toyota Motor Corporation
	January 2009	Operating Officer, Futaba Industrial Co., Ltd.
	June 2009	Managing Director, Futaba Industrial Co., Ltd.
	June 2012	Senior Managing Director, Futaba Industrial Co., Ltd.
	June 2014	Representative Director and Senior Managing Operating Officer, Futaba Industrial Co., Ltd.
	June 2015	Representative Director and Vice President, Primearth EV Energy Co., Ltd.
Reason for nomination as candidate for Outside Corporate Auditor

Mr. Yasuo Sasaki has deep insight gained through his wealth of experience at Toyota Motor Corporation, Futaba Industrial Co., Ltd., and Primearth EV Energy Co., Ltd. Therefore, he was determined to be capable of supervising the overall management and conducting appropriate audit activities at the Joint Holding Company to be newly established, from a fair and objective standpoint, independent of business execution, and was nominated as candidate for the position of Outside Corporate Auditor.

Notes: 1. The number of shares held in each company is based on the ownership status as of March 31, 2021, and the number of shares of the Joint Holding Company to be allotted is based on such ownership status, taking into account the share transfer ratio. The actual number of shares of the Joint Holding Company to be alloted is subject to change depending on the number of shares held immediately prior to the date of incorporation of the Joint Holding Company.

2. There is no special interest between each candidate and the Company or Furusato Industries, Ltd., and no special interest is expected to arise between each candidate and the Joint Holding Company.

3. Both Kyoko Hikita and Yasuo Sasaki are candidates for the position of Outside Corporate Auditors. The Joint Holding Company plans to designate and submit notifications for Kyoko Hikita and Yasuo Sasaki as independent auditors under the provisions of the Tokyo Stock Exchange.

4. Signing of liability limitation agreements with candidates of Outside Corporate Auditor

In accordance with the provisions of Article 427.(1) of the Companies Act, if Kyoko Hikita and Yasuo Sasaki are appointed as Outside Corporate Auditors, the Joint Holding Company plans to enter into an agreement with Kyoko Hikita and Yasuo Sasaki to limit their liability for damages under the provisions of Article 423.(1) of said Act. The maximum amount of liability under such agreement will be the minimum liability amount stipulated in Article 425.(1) of said Act.

5. The Joint Holding Company plans to take out a directors and officers liability insurance (D&O insurance) as stipulated in Article 430-3.(1) of the Companies Act, with each of the directors and corporate auditors as the insured. If this proposal is approved as proposed and the candidates assume office as corporate auditors, each candidate will be an insured person under the relevant insurance. The insurance policy indemnifies the insured corporate auditor against any damage that may occur as a result of the corporate auditor being held liable for the performance of his or her duties as corporate auditor or being subject to a claim for such liability. However, there will be certain exemptions, such as not covering the damage caused by acts committed with the understanding that they are in violation of laws and regulations.

8. Matters provided in Article 77 of the Ordinance for Enforcement of the Companies Act with regard to the person who becomes the accounting auditor of the Joint Holding Company

The person who is to become the Accounting Auditor of the Joint Holding Company is as follows.

Name	Deloitte Touche Tohmatsu LLC
Location of principal place of business	Marunouchi Nijubashi Building, 3-2-3 Marunouchi, Chiyoda-ku, Tokyo
History	May 1968	Established as Tohmatsu Aoki & Co., Ltd.
	May 1975	Became a member of Touche Ross International (TRI) (Currently Deloitte Touche Tohmatsu Limited (DTTL))
	February 1990	Renamed as Tohmatsu & Co.
	July 2009	Renamed as Deloitte Touche Tohmatsu LLC due to transition to LLC
Overview	Capital Stock	1,077 million yen (as of February 28, 2021)
	Members	Partners (certified public accountants)	510
		Specified equity members	56
		Staff (certified public accountants)	2,757
		Persons who have passed the certified public accountant examination (including assistant accountants)	1,133
		Other professionals	2,238
		Office staff	157
		Total	6,851
	Number of companies involved in auditing	3,296 companies (as of May 31, 2020)
	Offices	Offices in Japan	20 locations
		Dispatch of staff overseas	About 50 cities
Reason for nomination as candidate for Accounting Auditor

Deloitte Touche Tohmatsu LLC was selected as candidate for Accounting Auditor because it was believed to be suitable for the position as it possesses the expertise, independence, and internal control required of an accounting auditor of the Joint Holding Company.